As filed with the Securities and Exchange Commission on July 20, 2026
Registration No. 333-295956
Registration No. 333-267096
Registration No. 333-222747

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-295956
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-267096
Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-222747

UNDER
THE SECURITIES ACT OF 1933

Gates Industrial Corporation Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	98-1950337
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1144 Fifteenth Street
Denver, Colorado 80202
Telephone: (303) 744-1911
(Address of Principal Executive Offices)

Gates Industrial Corporation Ltd. Amended and Restated 2018 Omnibus Incentive Plan
Gates Industrial Corporation plc 2014 Stock Incentive Plan
(Full title of the plans)

Matthew R. A. Heiman
Executive Vice President, Chief Legal Officer and Corporate Secretary
1144 Fifteenth Street
Denver, Colorado 80202
Telephone: (303) 744-1911
(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.      ☐

EXPLANATORY NOTE
These post-effective amendments (the “Post-Effective Amendments”) are being filed pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), by Gates Industrial Corporation Ltd., a Bermuda exempted company limited by shares (“New Gates” or the “Registrant” and, together with its subsidiaries, the “Gates Group”), as the successor issuer to Gates Industrial Corporation plc, a public limited company incorporated in England and Wales (“Old Gates”). Such succession occurred following the effectiveness, on July 20, 2026, of a United Kingdom court-approved scheme of arrangement (the “Scheme”) implementing the redomiciliation of the parent holding company of the Gates Group from England and Wales to Bermuda. Pursuant to the Scheme, each ordinary share, nominal value $0.01 per share, of Old Gates (the “Old Gates Ordinary Shares”) was exchanged for one share of the equivalent common shares, par value $0.01 per share, of New Gates (the “New Gates Shares”), which resulted in New Gates becoming the parent holding company of Old Gates and its subsidiaries. The Old Gates Ordinary Shares were registered under the following registration statements on Form S-8 (together, the “Registration Statements”), but remain unissued or unsold under the Registration Statements, respectively:
1.Registration Statement No. 333-295956, registering 6,381,545 Old Gates Ordinary Shares issuable under the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan and 2,662,885 Old Gates Ordinary Shares that became available for issuance under the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan as a result of the forfeiture, termination, expiration or repurchase of stock options or other stock awards, filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 15, 2026.

2.Registration Statement No. 333-267096, registering 6,500,000 Old Gates Ordinary Shares issuable under the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan and 1,344,017 Old Gates Ordinary Shares that became available for issuance under the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan as a result of the forfeiture, termination, expiration or repurchase of stock options or other stock awards, filed with the SEC on August 26, 2022.

3.Registration Statement No. 333-222747, registering 12,500,000 Old Gates Ordinary Shares issuable under the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan and 20,714,668 Old Gates Ordinary Shares under the Gates Industrial Corporation plc 2014 Stock Incentive Plan, which was filed with the SEC on January 29, 2018.

In connection with the Scheme, New Gates assumed Old Gates’s obligations under the Gates Industrial Corporation plc 2018 Omnibus Incentive Plan and the Gates Industrial Corporation plc 2014 Stock Incentive Plan which were covered under the Registration Statements, and, as a result, New Gates Shares will be issuable thereunder in substitution for Old Gates Ordinary Shares.

New Gates expressly adopts the Registration Statements as its own registration statements for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing the Registration Statements. No additional securities are being registered under these Post-Effective Amendments.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The information required by Item 1 is included in documents sent or given to participants in the plans covered by these Post-Effective Amendments pursuant to Rule 428(b)(1) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.
The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by these Post-Effective Amendments pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the SEC by the Registrant pursuant to the Securities Act and the Exchange Act are hereby incorporated by reference in these Post-Effective Amendments:
•The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, which includes audited financial statements for the Registrant’s latest fiscal year, filed with the SEC on February 12, 2026.

•The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2026, filed with the SEC on May 1, 2026.
•The Registrant’s Current Reports on Form 8-K, filed with the SEC on June 10, 2026, June 25, 2026 (Items 5.07 and 8.01 only) and July 16, 2026.
•The Registrant’s Current Report on Form 8-K 12B, filed with the SEC on July 20, 2026.
•The description of the securities included in “Part V—Additional Information” of the Definitive Proxy Statement on Schedule 14A of Old Gates, filed with the SEC on May 27, 2026.

All reports and other documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of these Post-Effective Amendments (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the SEC unless expressly stated otherwise therein) and prior to the filing of a post-effective amendment to these Post-Effective Amendments indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into these Post-Effective Amendments and to be a part hereof from the date of filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of these Post-Effective Amendments to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these Post-Effective Amendments.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
The following is only a general summary of certain aspects of Bermuda law and the Registrant’s bye-laws, as amended, and adopted on the effective date of the Scheme (the “Bye-Laws”) that are related to the indemnification of directors and officers, and it does not purport to be complete. It is qualified in its entirety by reference to the relevant provisions of the Companies Act 1981, as amended (the “Companies Act”) and the Bye-Laws.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company.

Section 98 of the Companies Act further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

Provisions in the Bye-Laws provide that New Gates shall indemnify and hold harmless its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Bye-Laws provide that New Gates shareholders waive any claim or right of action that they have, both individually and on New Gates’s behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer, nor shall such waiver extend to any claims of violations of the Securities Act or the Exchange Act which waiver would be prohibited by Sections 14 of the Securities Act and 29(a) of the Exchange Act. Section 98A of the Companies Act permits New Gates to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust, whether or not New Gates may otherwise indemnify such officer or director.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Bye-Laws, agreement, vote of shareholders or disinterested directors or otherwise.

Section 98A of the Companies Act permits New Gates to purchase and maintain insurance for the benefit of any officer or director in respect of coverage (1) to its directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act and (2) to New Gates with respect to indemnification payments that it may make to such directors and officers. New Gates expects to purchase standard policies of insurance for such purpose.

New Gates also intends to enter into indemnification agreements with its directors and certain officers. These agreements will require New Gates to indemnify these individuals to the fullest extent permitted under Bermuda law against liabilities that may arise by reason of their service to New Gates and Old Gates, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
EXHIBIT INDEX

Exhibit No.	Description

3.1	Memorandum of Association of Gates Industrial Corporation Ltd. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K 12B, filed with the SEC on July 20, 2026).

3.2	Certificate of Deposit of Memorandum of Increase of Share Capital (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K 12B, filed with the SEC on July 20, 2026).

3.3	Amended and Restated Bye-Laws of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K 12B, filed with the SEC on July 20, 2026).

5.1*	Opinion of Walkers (Bermuda) Limited with respect to the validity of issuance of securities.

23.1*	Consent of Walkers (Bermuda) Limited (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP; independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1
Gates Industrial Corporation plc 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.15 to Gates Industrial Corporation plc’s Annual Report on Form 10-K, filed with the SEC on February 14, 2019).

99.2	Amended and Restated 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K 12B, filed with the SEC on July 20, 2026).

*	Filed herewith.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to these Registration Statements:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statements (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statements. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statements; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statements or any material change to such information in the Registration Statements;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statements.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statements shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 20th day of July, 2026.

GATES INDUSTRIAL CORPORATION LTD.

By:	/s/ Ivo Jurek
Name: Ivo Jurek
Title: Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Ivo Jurek, L. Brooks Mallard and Matthew R. A. Heiman, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments to the Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments and Power of Attorney have been signed by the following persons in the capacities indicated on the 20th day of July, 2026.

Signature	Title

/s/ Ivo Jurek	Chief Executive Officer and Director
Ivo Jurek	(Principal Executive Officer and Authorized Representative in the United States)

/s/ L. Brooks Mallard	Chief Financial Officer
L. Brooks Mallard	(Principal Financial Officer)

/s/ John S. Patouhas	Chief Accounting Officer
John S. Patouhas	(Principal Accounting Officer)

/s/ Neil P. Simpkins	Director
Neil P. Simpkins

/s/ Joseph S. Cantie	Director
Joseph S. Cantie

/s/ Fredrik J. Eliasson	Director
Fredrik J. Eliasson

/s/ James W. Ireland, III	Director
James W. Ireland, III

/s/ Stephanie K. Mains	Director
Stephanie K. Mains

/s/ Wilson S. Neely	Director
Wilson S. Neely

/s/ Peifang Zhang	Director
Peifang Zhang